Exhibit 16.1

Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549

Commissioners:

We have read Cavitation Technologies, Inc. statements included in Item 4.02 of its Form 8-K, which was filed on October 25, 2017. We agree with such statements concerning our Firm. We have no basis to disagree with any other statements contained therein.

Sincerely,

Weinberg & Company, P.A.

Los Angeles, California

December 12, 2017